Exhibit 8.1

List of Subsidiaries

•	America International Airports, LLC	USA
•	Yokelet S.L.U	Spain
•	ACI Airports Italia S.A.	Spain
•	ACI Airport Sudamérica S.A.	Spain
•	ACI do Brasil S.A.	Brazil
•	Inframérica Participaçoes S.A.	Brazil
•	Inframerica Concessionária do Aeroporto de São Gonçalo do Amarante S.A.	Brazil
•	Armenia International Airports C.J.S.C.	Armenia
•	Cedicor S.A.	Uruguay
•	Abafor S.A.	Uruguay
•	Cerealsur S.A. CAAirports International Services S.A.	Uruguay Uruguay
•	Dicasa Spain S.A.	Spain
•	Corporación Aeroportuaria S.A.	Argentina
•	Inframerica Concessionária do Aeroporto de Brasilia S.A.	Brazil
•	Terminal de Cargas Uruguay S.A.	Uruguay
•	Corporación América S.A.	Argentina
•	Consorcio Aeropuertos Internacionales S.A.	Uruguay
•	Puerta del Sur S.A.	Uruguay
•	Corporación América Italia S.A.	Italy
•	Terminal Aeroportuaria de Guayaquil S.A. Aeropuerto Ecológico de Galápagos S.A. Cedicor Sucursal Ecuador S.A.	Ecuador Ecuador Ecuador
•	Corporación América Sudamericana S.A.	Panama
•

Toscana Aeroporti S.p.A.

Alatoscana Spa

Immobili A.O.U. Careggi Spa

Jet Fuel Co. SRL

Parcheggi Peretola SRL

Toscana Aeroporti Engineering SRL

Toscana Aeroporti Handling S.r.l.

Vola S.R.L

Toscana Aeroporti Costruzioni S.r.l

Italy Italy Italy Italy Italy Italy Italy Italy Italy
•	Corporación América Sudamérica Suc. Ecuador	Ecuador
•	Aerocombustibles Argentinos S.A.	Argentina
•	Aeropuerto de Bahía Blanca S.A.	Argentina
•	Aeropuerto del Neuquén S.A.	Argentina
•	Aeropuertos Argentina 2000 S.A.	Argentina
•	Enarsa Aeropuertos S.A.	Argentina
•	Paoletti américa S.A.	Argentina
•	Texelrio S.A.	Argentina
•	Servicios y Tecnología Aeroportuaria S.A.	Argentina
•	Cargo & Logistics S.A.	Argentina
•	Villalonga Furlong S.A. Caminos del Paraná S.A. Aeropuertos Andinos del Peru S.A Corporandino S.A. Sociedad Aeroportuaria Kuntur Wasi.S.A.	Argentina Argentina Perú Perú Perú